Exhibit 99.1
News Release
FIS Announces First Quarter Results

•	Revenue of $1.38 billion, up 12.0%; organic growth of 6.2%

•	EPS of $0.45, as adjusted, up 9.8%

•	Free cash flow of $189 million

JACKSONVILLE, Fla., May 3, 2011 - FIS™ (NYSE:FIS), the world's largest global provider dedicated to banking and payments technologies, today reported financial results for the quarter ended March 31, 2011.

GAAP Results
Revenue from continuing operations increased 12.0% to $1.38 billion in the first quarter of 2011, compared to $1.24 billion in the first quarter of 2010. GAAP net earnings from continuing operations attributable to common stockholders totaled $96.1 million, or $0.31 per diluted share, in the first quarter of 2011, compared to $97.1 million, or $0.26 per diluted share, in the prior year quarter.

Non-GAAP Results
Adjusted revenue growth was 11.2% in the first quarter of 2011, and organic revenue growth was 6.2%. EBITDA increased 0.9% to $368.3 million in the first quarter of 2011, compared to adjusted EBITDA of $365.1 million in the first quarter of 2010. EBITDA margin was 26.6% in the first quarter of 2011, compared to 29.4%, as adjusted, in the prior year quarter. The current year quarter reflects strong growth in lower margin businesses, including professional services and Capco, as well as approximately $7.0 million of integration and severance costs that are included in the current period. In addition, the Company incurred a loss of approximately $13.0 million associated with the Sunrise prepaid card platform in the first quarter of 2011, as described later in this press release.
Adjusted net earnings from continuing operations totaled $137.7 million, or $0.45 per diluted share, compared to $156.5 million, or $0.41 per diluted share, in the first quarter of 2010. Integration and severance costs and the Sunrise prepaid loss reduced first quarter 2011 adjusted earnings by approximately $0.01 and $0.03 per share, respectively. Free cash flow totaled $188.6 million compared to free cash flow of $241.3 million, as adjusted, in the 2010 quarter. Definitions of non-GAAP financial measures and reconciliations of non-GAAP measures to related GAAP measures are provided in subsequent sections of the press release narrative and supplemental schedules.
“Excellent growth in Financial Solutions and International Solutions drove the strong top-line performance,” stated Frank Martire, president and chief executive officer of FIS. “We are very pleased with the progress we are making in driving higher organic revenue growth, which we believe will drive sustainable earnings growth and value for our shareholders.”
Acquisitions and Discontinued Operations
On December 2, 2010, FIS completed the acquisition of Capco. Operating results from Capco are reported prospectively from the date of acquisition and are included in the Financial Solutions and International Solutions segments, based on geography, while non-allocated overhead is included in the Corporate segment.

During the third quarter of 2010, FIS determined that it will pursue strategic alternatives for its item processing and remittance services subsidiary in Brazil, Fidelity National Participacoes Ltda., and intensify its focus on expanding its card processing operation in the region. The results of Fidelity National Participacoes Ltda. are reported as discontinued operations for all periods presented, (revenues and expenses from discontinued operations are collapsed and classified as a separate line item on the income statement).

Segment Information

The following is a discussion of first quarter results by segment:

•	Financial Solutions:
First quarter 2011 Financial Solutions revenue increased 13.6% to $503.7 million compared to $443.5 million in the 2010 quarter, driven by growth in professional services, increased processing revenues, including new client implementations, and the addition of Capco's North American operations. Financial Solutions revenue increased 7.1% on an organic basis. Financial Solutions EBITDA increased 4.6% to $195.1 million compared to $186.5 million in the first quarter of 2010. The EBITDA margin was 38.7% compared to 42.1% in the prior year quarter, reflecting continuing strong growth in professional services and the addition of Capco.

•	Payment Solutions:
First quarter 2011 Payment Solutions revenue totaled $614.5 million compared to $618.8 million in the 2010 quarter as growth in electronic payment services, card production and output solutions was offset by lower item processing and retail check activity. Additionally, consolidation of our merchant processing platforms resulted in utilization of the net method to account for certain merchant interchange fees. Payment Solutions revenue increased 4.5%, excluding the check related businesses, which totaled $113.0 million and $122.2 million in the first quarters of 2011 and 2010, respectively, and the $16.6 million unfavorable impact of the gross-to-net accounting mentioned above. Payment Solutions EBITDA was $219.3 million compared to $229.5 million in the 2010 quarter, and the EBITDA margin was 35.7% compared to 37.1% in the prior year quarter, reflecting growth in lower margin businesses, reduced license revenue and approximately $4.0 million of integration and severance costs that are included in the current period.

•	International Solutions:
International Solutions revenue increased 48.6% to $268.1 million compared to $180.4 million in the 2010 quarter. The growth was driven by increased payment volumes in Brazil, growth in professional services, higher license revenue and the addition of Capco's international operations. International Solutions revenue increased 27.5% on an organic basis. International Solutions EBITDA increased 44.2% to $48.9 million compared to $33.9 million in the first quarter of 2010. The EBITDA margin was 18.2% compared to 18.8% in the prior year quarter, reflecting a higher proportion of professional services including Capco in the current year.

•	Corporate/Other:
Corporate expense totaled $95.0 million in the first quarter 2011, compared to $84.8 million in the prior year quarter. Included in the current year quarter is a loss of approximately $13.0 million related to the Sunrise prepaid card platform, as described below.

Net interest expense totaled $68.0 million in the first quarter of 2011 compared to $28.2 million in the 2010 quarter. The increase was due primarily to the recapitalization completed in the third quarter of 2010.

The effective tax rate in the first quarter of 2011 was 35% compared to 37% in the first quarter of 2010.

Balance Sheet and Cash Flow
Cash and cash equivalents totaled $384.1 million as of March 31, 2011. Debt outstanding declined to approximately $5.0 billion as of March 31, 2011. Capital expenditures totaled $71.6 million in the first quarter of 2011, compared to $58.2 million in capital expenditures in the prior year quarter.
Free cash flow totaled $188.6 million in the first quarter of 2011 compared to adjusted free cash flow of $241.3 million in the 2010 quarter. The decline in free cash flow was primarily due to the timing of interest payments associated with the debt incurred as part of the August 2010 leveraged recapitalization and annual incentive payments.

Sunrise Loss
FIS incurred a loss of approximately $13.0 million, or $0.03 per share, during the first quarter of 2011 related to unauthorized activities involving one client and 22 prepaid card accounts on its Sunrise platform. The Company has identified that 7,170 prepaid accounts may have been at risk and that three individual cardholders' non-public information may have been disclosed as a result of the unauthorized activities. FIS worked with the impacted clients to take appropriate action, including blocking and reissuing cards for the affected accounts. The Company has taken steps to further enhance security and continues to work with Federal law enforcement officials on this matter.

2011 Outlook
FIS reiterated its full year outlook for 2011 as follows:

•	Revenue growth of 9% to 11% (4% to 6% organic revenue growth);

•	EBITDA growth of 7% to 9%, reflecting a higher proportion of professional services revenue;

•	Adjusted net earnings per share from continuing operations of $2.24 to $2.34;

•	Free cash flow is expected to approximate adjusted net earnings in 2011.

Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures, which it believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. These non-GAAP measures include adjusted revenue, organic revenue, adjusted earnings before interest, taxes and depreciation and amortization (EBITDA), adjusted net earnings, free cash flow and adjusted free cash flow. Adjusted revenue (2010 comparative data) excludes the impact of deferred revenue purchase accounting. Organic revenue (2011 and 2010 comparative data) includes reported revenue plus pre-acquisition revenue for companies acquired during the applicable reporting periods. Organic revenue excludes the impact of foreign currency fluctuation in 2011 and the impact of deferred revenue purchase accounting in 2010. Adjusted EBITDA (2010 comparative data) excludes the impact of merger and acquisition and integration expenses, accelerated stock compensation charges associated with merger and acquisition activity, deferred revenue purchase accounting and certain other costs. Adjusted net earnings (2010 comparative data) exclude the after-tax impact of merger and acquisition and integration expenses, accelerated stock compensation charges associated with merger and acquisition activity, acquisition related amortization, deferred revenue purchase accounting and certain other costs. Adjusted net earnings (2011 comparative data) exclude the after-tax impact of acquisition related amortization. Adjusted free cash flow (2010 comparative data) is GAAP operating cash flow less capital expenditures and acquisition related cash items. Free cash flow (2011 comparative data) is GAAP operating cash flow less capital expenditures. Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings. Further, FIS' non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures are provided in the attached schedules and in the Investor Relations section of the FIS Web site, www.fisglobal.com.

Conference Call and Webcast
FIS will host a call with investors and analysts to discuss first quarter 2011 results on Tuesday, May 3, 2011 beginning at 8:30 a.m. Eastern standard time. To register for the live event and to access a supplemental slide presentation, go to the Investor Relations section at www.fisglobal.com and click on “News and Events.” A webcast replay will be available on FIS' Investor Relations website, and a telephone replay will be available through May 17, 2011, by dialing 800-475-6701 (USA) or 320-365-3844 (International). The access code will be 197171. To access a PDF version of this release and accompanying financial tables, go to http://www.investor.fisglobal.com.

About FIS

FIS (NYSE: FIS) is the world's largest global provider dedicated to banking and payments technologies. With a long history deeply rooted in the financial services sector, FIS serves more than 14,000 institutions in over 100 countries. Headquartered in Jacksonville, Fla., FIS employs more than 32,000 people worldwide and holds leadership positions in payment processing and banking solutions, providing software, services and outsourcing of the technology that drives financial institutions. FIS is a member of Standard & Poor's 500® Index and consistently holds a leading ranking in the annual FinTech 100 list. For more information about FIS, visit www.fisglobal.com.

Forward-Looking Statements
This news release and today's conference call contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about revenue, organic revenue, earnings per share, margin expansion and cash flow, as well as other statements about our expectations, hopes, intentions, or strategies regarding the future, are forward-looking statements. These statements relate to future events and our future results, and involve a number of risks and uncertainties. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Any statements that refer to beliefs, expectations, projections or other characterizations of future events or circumstances and other statements that are not historical facts are forward-looking statements.

Actual results, performance or achievement could differ materially from those contained in these forward-looking statements. The risks and uncertainties that forward-looking statements are subject to include without limitation: changes and conditions in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes and conditions in either or both the United States and international lending, capital and financial markets; the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements, including privacy regulations; the effects of our substantial leverage which may limit the funds available to make acquisitions and invest in our business; the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in or new laws or regulations affecting the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries; changes in the growth rates of the markets for core processing, card issuer, and transaction processing services; failures to adapt our services and products to changes in technology or in the marketplace; internal or external security breaches of our systems, including those relating to the theft of personal information and computer viruses affecting our software; the possibility that additional facts are discovered in our continuing investigation into the unauthorized activities related to our Sunrise prepaid card platform described above or subsequent fraudulent activities and/or losses occur, and the reactions of customers, card associations and others to the current and any such future events; the failure to achieve some or all of the benefits that we expect from acquisitions; our potential inability to find suitable acquisition candidates or finance such acquisitions, which depends upon the availability of adequate cash reserves from operations or of acceptable financing terms and the variability of our stock price, or difficulties in integrating past and future acquired technology or business' operations, services, clients and personnel; competitive pressures on product pricing and services including the ability to attract new, or retain existing, customers; an operational or natural disaster at one of our major operations centers; and other risks detailed in “Risk Factors” and other sections of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and other filings with the SEC.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

FIS-e

Marcia Danzeisen, 904.854.5083	Mary Waggoner, 904.854.3282
Senior Vice President	Senior Vice President
FIS Global Marketing and Communications	FIS Investor Relations
marcia.danzeisen@fisglobal.com	mary.waggoner@fisglobal.com

Fidelity National Information Services, Inc.
Earnings Release Supplemental Financial Information
May 3, 2011

Exhibit A    Consolidated Statements of Earnings - Unaudited for the three months ended March 31, 2011 and 2010

Exhibit B    Consolidated Balance Sheets - Unaudited as of March 31, 2011 and December 31, 2010

Exhibit C    Consolidated Statements of Cash Flows - Unaudited for the three months ended March 31, 2011 and 2010

Exhibit D    Supplemental Non-GAAP Financial Information - Unaudited for the three months ended March 31, 2011 and 2010

Exhibit E    Supplemental GAAP to Non-GAAP Reconciliation - Unaudited for the three months ended March 31, 2011 and 2010

FIDELITY NATIONAL INFORMATION SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In millions, except per share data)

		Exhibit A

	Three months ended March 31,
	2011	2010
Processing and services revenues	$1,383.4	$1,235.0
Cost of revenues	996.0	890.4
Gross profit	387.4	344.6
Selling, general and administrative expenses	173.5	157.2
Operating income	213.9	187.4
Other income (expense):
Interest expense, net	(68.0)	(28.2)
Other income (expense), net	3.3	(5.3)
Total other income (expense)	(64.7)	(33.5)
Earnings from continuing operations before income taxes	149.2	153.9
Provision for income taxes	52.3	56.9
Earnings from continuing operations, net of tax	96.9	97.0
Earnings from discontinued operations, net of tax	(3.3)	(3.5)
Net earnings	93.6	93.5
Net (earnings) loss attributable to noncontrolling interest	(0.8)	0.1
Net earnings attributable to FIS common stockholders	$92.8	$93.6
Net earnings per share-basic from continuing operations attributable to FIS common stockholders *	$0.32	$0.26
Net earnings (loss) per share-basic from discontinued operations attributable to FIS common stockholders *	(0.01)	(0.01)
Net earnings per share-basic attributable to FIS common stockholders *	$0.31	$0.25
Weighted average shares outstanding-basic	301.5	373.3
Net earnings per share-diluted from continuing operations attributable to FIS common stockholders *	$0.31	$0.26
Net earnings (loss) per share-diluted from discontinued operations attributable to FIS common stockholders *	(0.01)	(0.01)
Net earnings per share-diluted attributable to FIS common stockholders *	$0.30	$0.25
Weighted average shares outstanding-diluted	308.7	379.9
Amounts attributable to FIS common stockholders:
Earnings from continuing operations, net of tax	$96.1	$97.1
Earnings (loss) from discontinued operations, net of tax	(3.3)	(3.5)
Net earnings attributable to FIS common stockholders	$92.8	$93.6

* Amounts may not sum due to rounding.

FIDELITY NATIONAL INFORMATION SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In millions)

		Exhibit B

	As of	As of
	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$384.1	$338.0
Settlement deposits	32.9	35.9
Trade receivables, net	864.1	856.1
Settlement receivables	80.4	157.3
Other receivables	36.1	38.7
Receivable from related parties	33.5	33.5
Prepaid expenses and other current assets	148.1	138.0
Deferred income taxes	65.5	58.1
Assets held for sale	—	17.4
Total current assets	1,644.7	1,673.0
Property and equipment, net	383.9	390.0
Goodwill	8,568.4	8,550.0
Intangible assets, net	2,147.6	2,202.9
Computer software, net	920.1	909.0
Deferred contract costs	259.8	254.2
Other noncurrent assets	189.8	197.2
Total assets	$14,114.3	$14,176.3

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$591.6	$591.8
Settlement payables	119.0	140.6
Current portion of long-term debt	577.0	256.9
Deferred revenues	282.7	268.6
Liabilities held for sale	—	42.5
Total current liabilities	1,570.3	1,300.4
Deferred revenues	81.5	86.3
Deferred income taxes	884.9	859.3
Long-term debt, excluding current portion	4,435.2	4,935.2
Due to Brazilian venture partners	49.9	47.9
Other long-term liabilities	362.0	385.6
Total liabilities	7,383.8	7,614.7
Equity:
FIS stockholders’ equity:
Preferred stock $0.01 par value	—	—
Common stock $0.01 par value	3.8	3.8
Additional paid in capital	7,191.3	7,199.7
Retained earnings	1,548.8	1,471.2
Accumulated other comprehensive earnings	105.0	87.9
Treasury stock	(2,279.2)	(2,359.4)
Total FIS stockholders’ equity	6,569.7	6,403.2
Noncontrolling interest	160.8	158.4
Total equity	6,730.5	6,561.6
Total liabilities and equity	$14,114.3	$14,176.3

FIDELITY NATIONAL INFORMATION SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In millions)

		Exhibit C

	Three months ended March 31,
	2011	2010
Cash flows from operating activities:
Net earnings	$93.6	$93.5
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	154.4	152.8
Amortization of debt issue costs	3.6	1.4
Stock-based compensation	15.4	16.0
Deferred income taxes	21.4	(8.5)
Excess income tax benefit from exercise of stock options	(4.9)	0.1
Other operating activities	(4.5)	4.0
Net changes in assets and liabilities, net of effects from acquisitions:
Trade receivables	—	45.7
Settlement activity	58.3	(21.6)
Prepaid expenses and other assets	(17.6)	(9.2)
Deferred contract costs	(18.2)	(7.2)
Deferred revenue	1.3	11.5
Accounts payable, accrued liabilities and other liabilities	(42.6)	(6.9)
Net cash provided by operating activities	260.2	271.6

Cash flows from investing activities:
Additions to property and equipment	(20.4)	(20.8)
Additions to computer software	(51.2)	(37.4)
Net proceeds from sale of assets	5.9	71.5
Acquisitions, net of cash acquired	(12.8)	(50.0)
Other investing activity	—	39.2
Net cash provided by (used in) investing activities	(78.5)	2.5

Cash flows from financing activities:
Borrowings	2,732.2	1,841.6
Repayment of borrowings	(2,912.7)	(2,042.0)
Excess income tax benefit from exercise of stock options	4.9	(0.1)
Proceeds from exercise of stock options	51.5	13.2
Treasury stock purchases	—	(32.2)
Dividends paid and other distributions	(16.0)	(19.5)
Net cash used in financing activities	(140.1)	(239.0)

Effect of foreign currency exchange rate changes on cash	4.5	(2.1)

Net increase in cash and cash equivalents	46.1	33.0
Cash and cash equivalents, at beginning of period	338.0	430.9
Cash and cash equivalents, at end of period	$384.1	$463.9

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION — UNAUDITED
(In millions)

					Exhibit D

	Three months ended March 31, 2011
	Financial Solutions	Payment Solutions	International Solutions	Corporate and Other	Consolidated
Revenue from continuing operations	$503.7	$614.5	$268.1	$(2.9)	$1,383.4
Operating income (loss)	$156.2	$196.0	$30.5	$(168.8)	$213.9
Purchase price amortization	0.1	0.1	0.1	63.7	64.0
Non GAAP operating income (loss)	156.3	196.1	30.6	(105.1)	277.9

Depreciation and amortization from continuing operations	38.8	23.2	18.3	10.1	90.4
EBITDA	$195.1	$219.3	$48.9	$(95.0)	$368.3

Non GAAP operating margin	31.0%	31.9%	11.4%	N/M	20.1%

EBITDA margin	38.7%	35.7%	18.2%	N/M	26.6%

	Three months ended March 31, 2010
	Financial Solutions	Payment Solutions	International Solutions	Corporate and Other	Consolidated
Revenue from continuing operations, as adjusted	$443.5	$618.8	$180.4	$1.2	$1,243.9
Operating income (loss)	$148.6	$204.8	$19.6	$(185.6)	$187.4
M&A, restructuring and integration costs	—	—	—	17.4	17.4
Acquisition deferred revenue adjustment	—	—	—	8.9	8.9
Purchase price amortization	—	0.2	0.1	64.6	64.9
Non GAAP operating income (loss)	148.6	205.0	19.7	(94.7)	278.6
Depreciation and amortization from continuing operations	37.9	24.5	14.2	9.9	86.5
EBITDA, as adjusted	$186.5	$229.5	$33.9	$(84.8)	$365.1

Non GAAP operating margin	33.5%	33.1%	10.9%	N/M	22.4%

EBITDA margin, as adjusted	42.1%	37.1%	18.8%	N/M	29.4%

Total revenue growth from prior year period
Three months ended March 31, 2011	13.6%	(0.7)%	48.6%	N/M	11.2%

FIDELITY NATIONAL INFORMATION SERVICES, INC.
RECONCILIATION OF CASH FLOW MEASURES - UNAUDITED
(In millions)

Exhibit D (continued)

Three months ended
March 31, 2011
GAAP
Cash flows from operating activities:
Net earnings	$93.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash adjustments	185.4
Working capital adjustments	(18.8)

Net cash provided by operating activities	260.2
Capital expenditures	(71.6)

Free cash flow	$188.6

	Three months ended
	March 31, 2010
	GAAP	Adjustments	Adjusted
Cash flows from operating activities:
Net earnings (1)	$93.5	$59.5	$153.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash adjustments (2)	165.8	(45.4)	120.4
Working capital adjustments (3)	12.3	13.8	26.1

Net cash provided by operating activities	271.6	27.9	299.5
Capital expenditures	(58.2)	—	(58.2)

Free cash flow	$213.4	$27.9	$241.3

(1)	Adjustments to Net Earnings reflect the elimination of the after-tax impact of M&A and related integration costs, as well as stock acceleration charges and purchase price amortization.

(2)	Non Cash Adjustments reflects the after-tax impact of stock acceleration charges and purchase price amortization.

(3)	Adjustments to working capital reflect elimination of settlement of various acquisition related liabilities.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATION — UNAUDITED
(In millions)

	Exhibit E

	Three months ended
	March 31,
	2011	2010

Net earnings from continuing operations attributable to FIS	$96.1	$97.1
Plus provision for income taxes	52.3	56.9
Interest expense, net	(68.0)	(28.2)
Less other, net	2.5	(5.2)

Operating income	213.9	187.4

M&A, restructuring and integration costs	—	17.4
Acquisition deferred revenue adjustments	—	8.9
Purchase price amortization	64.0	64.9

Non GAAP operating income	277.9	278.6

Depreciation and amortization from continuing operations	90.4	86.5
EBITDA, as adjusted	$368.3	$365.1

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATION — UNAUDITED
(In millions)

		Exhibit E (continued)

	Three months ended March 31, 2011
		Purchase Price
	GAAP	Amort. (3)	Non-GAAP
Processing and services revenue	$1,383.4	$—	$1,383.4
Cost of revenues	996.0	(64.0)	932.0
Gross profit	387.4	64.0	451.4
Selling, general and administrative	173.5	—	173.5
Operating income	213.9	64.0	277.9
Other income (expense):
Interest income (expense), net	(68.0)	—	(68.0)
Other income (expense), net	3.3	—	3.3
Total other income (expense)	(64.7)	—	(64.7)
Earnings from continuing operations before income taxes	149.2	64.0	213.2
Provision for income taxes	52.3	22.4	74.7
Earnings from continuing operations, net of tax	96.9	41.6	138.5
Earnings (losses) from discontinued operations, net of tax (4)	(3.3)	—	(3.3)
Net earnings	93.6	41.6	135.2
Net (earnings) loss attributable to noncontrolling interest	(0.8)	—	(0.8)
Net earnings attributable to FIS common stockholders	$92.8	$41.6	$134.4

Amounts attributable to FIS common stockholders
Earnings from continuing operations, net of tax	$96.1	$41.6	$137.7
Earnings (losses) from discontinued operations, net of tax (4)	(3.3)	—	(3.3)
Net earnings attributable to FIS common stockholders	$92.8	$41.6	$134.4

Net earnings per share — diluted from continuing operations attributable to FIS common stockholders*	$0.31	$0.13	$0.45
Weighted average shares outstanding — diluted	308.7	308.7	308.7

Effective tax rate	35%		35%

Supplemental information:
Depreciation and amortization from continuing operations	$154.4	(64.0)	$90.4
Stock compensation expense from continuing operations, excluding acceleration charges			$15.4
Stock acceleration charges			—
Total stock compensation expense from continuing operations			$15.4

* Amounts may not sum due to rounding.

See accompanying notes.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATION — UNAUDITED
(In millions)

				Exhibit E (continued)

	Three months ended March 31, 2010
		M&A	Acquisition
		Restructuring &	Deferred		Purchase
		Integration	Revenue		Price
	GAAP	Costs (1)	Adj (2)	Subtotal	Amort. (3)	Non-GAAP
Processing and services revenue	$1,235.0	$—	$8.9	$1,243.9	$—	$1,243.9
Cost of revenues	890.4	—	—	890.4	(64.9)	825.5
Gross profit	344.6	—	8.9	353.5	64.9	418.4
Selling, general and administrative	157.2	(17.4)	—	139.8	—	139.8
Operating income	187.4	17.4	8.9	213.7	64.9	278.6
Other income (expense):
Interest income (expense), net	(28.2)	—	—	(28.2)	—	(28.2)
Other income (expense), net	(5.3)	3.0	—	(2.3)	—	(2.3)
Total other income (expense)	(33.5)	3.0	—	(30.5)	—	(30.5)
Earnings from continuing operations before income taxes	153.9	20.4	8.9	183.2	64.9	248.1
Provision for income taxes	56.9	7.5	3.3	67.7	24.0	91.7
Earnings from continuing operations, net of tax	97.0	12.9	5.6	115.5	40.9	156.4
Earnings (losses) from discontinued operations, net of tax (4)	(3.5)	—	—	(3.5)	—	(3.5)
Net earnings	93.5	12.9	5.6	112.0	40.9	152.9
Net (earnings) loss attributable to noncontrolling interest	0.1	—	—	0.1	—	0.1
Net earnings attributable to FIS common stockholders	$93.6	$12.9	$5.6	$112.1	$40.9	$153.0

Amounts attributable to FIS common stockholders
Earnings from continuing operations, net of tax	$97.1	$12.9	$5.6	$115.6	$40.9	$156.5
Earnings (losses) from discontinued operations, net of tax (4)	(3.5)	—	—	(3.5)	—	(3.5)
Net earnings attributable to FIS common stockholders	$93.6	$12.9	$5.6	$112.1	$40.9	$153.0

Net earnings per share — diluted from continuing operations attributable to FIS common stockholders*	$0.26	$0.03	$0.01	$0.30	$0.11	$0.41
Weighted average shares outstanding — diluted	379.9	379.9	379.9	379.9	379.9	379.9

Effective tax rate	37%					37%

Supplemental information:
Depreciation and amortization from continuing operations				$151.4	(64.9)	$86.5
Stock compensation expense from continuing operations, excluding acceleration charges						$10.6
Stock acceleration charges						5.4
Total stock compensation expense from continuing operations						$16.0

* Amounts may not sum due to rounding.

See accompanying notes.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATION — UNAUDITED
(In millions)

Notes to Unaudited - Supplemental GAAP to Non-GAAP Reconciliation for the Three Months ended March 31, 2011 and 2010.

The adjustments are as follows:

(1)
This column represents charges for restructuring and integration costs relating to merger and acquisition activities. For the three months ended March 31, 2010, the adjustments to "Selling, general and administrative" expenses primarily represent incremental transaction costs incurred by the Company related to the acquisition of Metavante Technologies, Inc., completed on October 1, 2009.

(2)
This column represents the impact of the purchase accounting adjustment to reduce Metavante's deferred revenues to estimated fair value, determined as fulfillment cost plus a normal profit margin. The deferred revenue adjustment represents revenue that would have been recognized in the normal course of business by Metavante but was not recognized due to GAAP purchase accounting requirements.

(3)	This column represents purchase price amortization expense on intangible assets acquired through various Company acquisitions.

(4)
During the 2011 and 2010 periods, certain operations are classified as discontinued. Reporting for discontinued operations classifies revenues and expenses as one line item net of tax in the consolidated statement of earnings. During the third quarter 2010, we determined that we will pursue strategic alternatives for Fidelity National Participacoes Ltda. ("Participacoes"), our item processing and remittance services business in Brazil. In January 2010, we closed on the sale of ClearPar. The table below outlines the components of discontinued operations for the periods presented, net of tax (in millions):

	Three Months Ended March 31,
	2011	2010

Participacoes operations	$(3.3)	$(2.5)
ClearPar	—	(1.0)
Total discontinued operations	$(3.3)	$(3.5)